Exhibit 10.4

2006 AMENDMENT TO

2004 Stock Option Plan

THIS 2006 AMENDMENT TO 2004 STOCK OPTION PLAN (this “Amendment”), dated as of May15, 2006, is entered into by Enpirion, Inc., a company organized under the laws of the State of Delaware (“Company”).

WHEREAS, the Company entered into a 2004 Stock Option Plan (the “Plan”), whereby the Company created a plan to compensate the Company’s officers, employees, directors, consultants and other key persons with awards of stock options; and

WHEREAS, the Company intends to amend the Plan to, among other things, increase the maximum number of shares of stock reserved and available for issuance under the Plan and change the vesting of the stock options granted under the Plan, all on the terms and conditions set forth herein.

NOW, THEREFORE, the Company hereby agrees as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

2. Section 3 of the Plan shall be amended by replacing the term “1,352,931” therein with the term “3,352,931”.

3. Paragraph (b) of Section 5 of the Plan shall be amended in its entirety to read as follows:

“b. Vesting. Unless otherwise determined by the Plan Committee, each Option shall vest as to 25% of the shares of Stock subject thereto on the first anniversary of the date of grant, and the remaining 75% shall vest ratably over each of the 36 months thereafter; provided, that any Option granted hereunder and outstanding shall vest in full immediately prior to a Sale of the Company if the Person acquiring the Company does not assume or otherwise continue in full force and effect in all material respects such Option pursuant to the terms of such Sale of the Company.”

4. Exhibit A of the Plan is hereby replaced in its entirety with the Exhibit A attached to this Amendment.

5. Exhibit B of the Plan is hereby replaced in its entirety with the Exhibit B attached to this Amendment.

6. Except as amended by this Amendment, the Plan shall remain unchanged and continue in full force and effect.

7. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to its provisions governing conflict of law.

EXHIBIT A

ENPIRION, INC.

2004 STOCK OPTION PLAN

[letter to option recipients- general form]

[Date]

Re: Stock Option Award

I am pleased to inform you that you have been granted an option to purchase             shares of the Company’s Common Stock, par value $0.00001. This stock option is being granted pursuant to the ENPIRION Inc. 2004 Stock Option Plan (the “Plan”), a copy of which is attached, and is subject in all respects to the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the same meaning as defined in the Plan. The following briefly summarizes certain key terms of your option grant.

1.	Exercise Price. The price per share that you must pay to exercise your option is equal to $ .

2.	Vesting. Your option will vest over a four-year period, with 25% vesting occurring on the first annual anniversary of the date of this letter and the remaining 75% will vest in equal installments over each of the 36 months thereafter, provided, that any Option outstanding shall vest in full immediately prior to a Sale of the Company if the Person acquiring the Company does not assume or otherwise continue in full force and effect in all material respects such Option pursuant to the terms of such Sale of the Company.

3.	Exercise. You may exercise your option only to the extent it is vested. In order to exercise, you must deliver written notice to the Company of your intention to exercise along with payment of the exercise price, plus the amount necessary to satisfy the Company’s employment tax withholding obligation that is triggered by your exercise (see Federal Taxes below). Alternatively, you may exercise your option by utilizing the “cashless exercise” mechanism established under the Plan.

4.	Termination of the Option. Upon termination of your status as an Employee for any reason, the unvested portion of the option will immediately terminate. The vested portion of the option will generally terminate three months after the termination of your status as an Employee, except that if your termination is due to your death or Disability, the option will terminate on the one-year anniversary of your termination. The option will expire in any event on the tenth anniversary of the date of this letter, and may terminate earlier under other circumstances as described in the Plan (including your breach of any non-compete agreement with the Company).

5.	Rights as a Stockholder. As a condition to exercising your option, you must execute a joinder agreement in the form attached hereto, and thereby become a party to (i) the Company’s Second Amended and Restated Investors’ Rights Agreement as such agreement may have been amended from time to time, (ii) the Company’s Second Amended and Restated Voting Agreement as such agreement may have been amended from time to time and (iii) the Company’s Second Amended and Restated Right of First Refusal and Co-Sale Agreement as such agreement may have been amended from time to time, which collectively govern the rights of stockholders. You also agree to comply with any restrictions on transfer of the Stock you acquire upon exercise of your option that may be imposed in connection with the underwriting of an initial public offering of the Stock of the Company (such restriction period not to exceed 180 days). You should also note that under the Plan, the Company has the right to buy back the Stock you acquired in connection with the exercise of your option following your termination of employment.

6.	[RESERVED]

7.	Federal Taxes. [For non-qualified options: Your option is treated as a non-qualified option for tax purposes. This means that the granting of the option will have no tax impact. When you exercise the option, you will recognize ordinary income equal to the difference between fair market value of the shares received and the exercise price paid for the shares. This income will be subject to tax at ordinary income tax rates and will be subject to tax withholding by the Company (if you are an employee of the Company). In order to enable the Company to satisfy this withholding obligation, you must pay the appropriate withholding amount to the Company at the time of exercise, along with the exercise price.] OR

[For ISOs: Your option is structured to qualify as an “incentive stock option,” which can potentially produce favorable tax benefits to you. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which your option (and all other incentive stock options granted to you) is exercisable for the first time during any calendar year exceeds $100,000, your option shall be treated as a non-qualified stock option. Assuming this option maintains its status as an incentive stock option, there will generally be no tax to you either at the time the option is granted to you or at the time you exercise it. When the shares acquired upon exercise are sold, the amount you receive upon the sale over the exercise price you paid for the shares will be taxed to you at long-term capital gains rates, provided you held the shares for at least one year prior to their sale and two years from the date of this letter. However, if the shares are sold within the one-year period after you exercise the option or within two years from the date of this letter, the excess of the fair market value on the date of exercise (or if less, the sale price) over your exercise price will be taxed at ordinary income tax rates and any additional gain or loss will be taxed at capital rates. Note that state and local taxes may also apply. Note also that for federal tax purposes, the difference between the fair market value of the shares at the time of exercise over the exercise price paid for the shares will be taken into account for purposes of determining whether you are subject to the “alternative minimum tax.”]

*     *     *     *

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this stock option grant and the terms of the Plan by signing below.

Sincerely,

Agreed to and Accepted by:

Exhibit B

Joinder Agreement

ENPIRION, Inc.

[address]

Attention: Chief Executive Officer

Ladies and Gentlemen:

In consideration of the issuance to the undersigned of options to purchase shares of common stock, par value $0.00001 per share, of ENPIRION, Inc., a Delaware corporation (the “Company”), the undersigned agrees that, as of the date written below, the undersigned shall become a party to (i) the Company’s Second Amended and Restated Investors’ Rights Agreement dated as of May 15, 2006, as such agreement may have been amended from time to time, (ii) the Company’s Second Amended and Restated Voting Agreement dated as of May 15, 2006, as such agreement may have been amended from time to time and (iii) the Company’s Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of May 15, 2006 as such agreement may have been amended from time to time (collectively, the “Stockholders Agreements”), each among the Company and the persons named therein, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreements and shall be deemed a stockholder of the Company for all purposes thereof.

Executed as of

By:
Name:
Address:

ACKNOWLEDGED AND ACCEPTED:

ENPIRION, INC.

By:
Name:
Title: